Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated March 16, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 March 30, 2011

$ Notes due April 12, 2016 Linked to the Performance of a Basket of Asian Equity Indices and the Related Asian Currencies Global Medium-Term Notes, Series A

General

•

The Notes are designed for investors who seek to participate in the appreciation (if any), as measured on three averaging dates, of a diversified basket of Asian indices and the related Asian currencies (relative to the U.S. dollar) up to a maximum total return on the Notes of 49.00% (149.00% of the principal amount of the Notes), with full principal protection if the Notes are held to maturity. Any payment on the Notes, including the principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. Investors should be willing to forgo interest and dividend payments and should be willing to make an investment that has a capped return.

•	Senior unsecured obligations of Barclays Bank PLC maturing April 12, 2016[1].

•	The Notes are expected to price on or about March 31, 2011[2] (the “pricing date”) and are expected to issue on or about April 7, 2011[2] (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Pricing Date:	March 31, 2011[2]

Issue Date:	April 7, 2011[2]

Denominations:	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Reference Asset:	A basket comprised of the following equity indices and related currency exchange rates (each a “basket component”, and together, the “basket components”), weighted as indicated:

Index	Bloomberg Ticker	Currency Exchange Rate	Weighting
Hang Seng China Enterprises Index	HSCEI <index>	Hong Kong dollar (“HKDUSD”)	33.00%
The Korea Composite Stock Price Index 200	KOSPI2<index>	Korean won (“KRWUSD”)	24.00%
MSCI Taiwan Price Index	TAMSCI <index>	Taiwan dollar (“TWDUSD”)	21.00%
Hang Seng Index	HSI <index>	Hong Kong dollar (“HKDUSD”)	14.00%
MSCI Singapore Free Price Index	SIMSCI <index>	Singapore dollar (“SGDUSD”)	8.00%

Maximum Return:	The maximum return on the Notes will be set on the pricing date and will not be less than 49.00% (149.00% of the principal amount of the Notes).

Payment at Maturity:

If the final basket level is greater than the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return, subject to a maximum return on the Notes of 49.00% (149.00% of the principal amount of the Notes). For example, if the basket return is 49.00% or more, you will receive the maximum return on the Note of 49.00%, which entitles you to the maximum payment of $1,490.00 for every $1,000 principal amount Note that you hold. Accordingly, if the basket return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × Basket Return]

If the final basket level is less than or equal to the initial basket level, you will receive the principal amount of your Notes at maturity.

Your principal is protected only if you hold your Notes to maturity. Any payment on the Notes, including the principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Basket Return:	The performance of the basket from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the pricing date.

Final Basket Level:

The final basket level will be calculated as follows:

100 × [(HSCEI return × 33% × HKDUSD return) + (KOSPI2 return × 24% × KRWUSD return) + (TAMSCI return × 21% × TWDUSD return) + (HSI return × 14% × HKDUSD return) + (SIMSCI return × 8% × SGDUSD return)]

The returns (i.e., the HSCEI return, the KOSPI2 return, the TAMSCI return, HSI return, the SIMSCI return, the HKDUSD return, the KRWUSD return, the TWDUSD return and the SGDUSD return) set forth in the formula above reflect the performance of the basket components as described under Index Return or the Currency Return, as applicable.

Index Return:

For each basket component that is an index, the quotient of the final level divided by the initial level, calculated as follows:

Final Level

Initial Level

Where,

Initial Level = the initial level for each basket component is [—] with respect to HSCEI, [—] with respect to KOSPI2, [—] with respect to TAMSCI, [—] with respect to HSI and [—] with respect to SIMSCI, which, in each case, is the closing level of each basket component on the pricing date as determined by the calculation agent;

Final Level = The arithmetic average of the closing level of the index on each of the three averaging dates as determined by the calculation agent.

Currency Return:

For each basket component that is a currency exchange rate, the quotient of the final rate divided by the initial rate, calculated as follows:

Final Rate

Initial Rate

Where,

Initial Rate = the initial rate for each basket component is [—] with respect to HKDUSD, [—] with respect to KRWUSD, [—] with respect to TWDUSD and [—] with respect to SGDUSD, which, in each case, is the currency exchange rate on the pricing date, determined as described under “Description of the Reference Asset.”

Final Rate = The arithmetic average of the currency exchange rate on each of the three averaging dates, determined as described under “Description of the Reference Asset.”

Averaging Dates:	October 7, 2015[1], January 7, 2016[1], and April 7, 2016[1] (the “final averaging date”)

Maturity Date:	April 12, 2016[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KGC9 and US06738KGC99

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities),” “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[2]	Expected. In the event we make any change to the expected pricing date and issue date, the averaging dates and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[3]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately     %, is     %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated March 16, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated March 16, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated March 16, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

FWP–2

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below assume a maximum return on the Notes of 49.00% (149.00% of the principal amount of the Notes). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The hypothetical total returns set forth below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
200.00	100.00%	$1,490.00	49.00%
195.00	95.00%	$1,490.00	49.00%
185.00	85.00%	$1,490.00	49.00%
175.00	75.00%	$1,490.00	49.00%
165.00	65.00%	$1,490.00	49.00%
155.00	55.00%	$1,490.00	49.00%
149.00	49.00%	$1,490.00	49.00%
145.00	45.00%	$1,450.00	45.00%
135.00	35.00%	$1,350.00	35.00%
125.00	25.00%	$1,250.00	25.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The basket level increases from an initial basket level of 100 to a final basket level of 105.

	Initial Level	Final Level[1]	Index Return	Initial Rate	Final Rate[2]	Currency Return	Weighting
HSCEI (HKDUSD)	12975.54	16219.43	125%	0.12829	0.10905	85%	33%
KOSPI2 (KRWUSD)	271.66	298.83	110%	0.0009013	0.0007985	89%	24%
TAMSCI (TWDUSD)	305.96	321.26	105%	0.033933	0.031575	93%	21%
HSI (HKDUSD)	23158.67	30106.27	130%	0.12829	0.10905	85%	14%
SIMSCI (SGDUSD)	362.94	435.53	120%	0.7927	0.8720	110%	8%

[1]

The final level for each basket component that is an index is equal to the arithmetic average of the closing level of such index on each averaging date, as determined by the calculation agent. For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

[2]

The final rate for each basket component that is a currency exchange rate is equal to the arithmetic average of the currency exchange rate on each averaging date, determined as described under “Description of the Reference Asset.” For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

In example 1, the final level of each of the indices has increased compared to the initial level, and each of the basket currencies, except the Singapore dollar, has depreciated relative to the U.S. dollar. The Singapore dollar has appreciated relative to the U.S. dollar.

FWP–3

The final basket level is calculated as follows:

100 × [(125% × 33% × 85%) + (110% × 24% × 89%) + (105% × 21% × 93%) + (130% × 14% × 85%) + (120% × 8% × 110%)] = 105

The basket return is calculated as follows:

105 -100	= 5%
100

Because the final basket level of 105.00 is greater than the initial basket level of 100 and the basket return of 5.00% does not exceed the hypothetical maximum return of 49.00%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × 5.00%] = $1,050.00

Example 2: The basket level decreases from the initial basket level of 100 to a final basket level of 95.

	Initial Level	Final Level[1]	Index Return	Initial Rate	Final Rate[2]	Currency Return	Weighting
HSCEI (HKDUSD)	12975.54	11029.21	85%	0.12829	0.14112	110%	33.00%
KOSPI2 (KRWUSD)	271.66	203.75	75%	0.0009013	0.0010365	115%	24.00%
TAMSCI (TWDUSD)	305.96	305.96	100%	0.033933	0.040720	120%	21.00%
HSI (HKDUSD)	23158.67	18526.94	80%	0.12829	0.14112	110%	14.00%
SIMSCI (SGDUSD)	362.94	282.95	78%	0.7927	0.7531	95%	8.00%

[1]

The final level for each basket component that is an index is equal to the arithmetic average of the closing level of such index on each averaging date, as determined by the calculation agent. For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

[2]

The final rate for each basket component that is a currency exchange rate is equal to the arithmetic average of the currency exchange rate on each averaging date, determined as described under “Description of the Reference Asset.” For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

In example 2, the final level of each of the indices, except for the MSCI Taiwan Price Index, has decreased compared to the initial level. The final level of the MSCI Taiwan Price Index is equal to the initial level. Each of the basket currencies, except the Singapore dollar, has appreciated relative to the U.S. dollar. The Singapore dollar has depreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 × [(85% × 33% × 110%) + (75% × 24% × 115%) + (100% × 21% × 120%) + (80% × 14% × 110%) + (78% × 8% × 95%)] = 95

The basket return is calculated as follows:

95 -100	= -5.00%
100

Because the final basket level of 95 is less than the initial basket level of 100, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The basket level increases from an initial basket level of 100 to a final basket level of 150.

	Initial Level	Final Level[1]	Index Return	Initial Rate	Final Rate[2]	Currency Return	Weighting
HSCEI (HKDUSD)	12975.54	19463.31	150%	0.12829	0.12829	100%	33.00%
KOSPI2 (KRWUSD)	271.66	421.07	155%	0.0009013	0.0009013	100%	24.00%
TAMSCI (TWDUSD)	305.96	428.34	140%	0.033933	0.033933	100%	21.00%
HSI (HKDUSD)	23158.67	34969.59	151%	0.12829	0.12842	100%	14.00%
SIMSCI (SGDUSD)	362.94	577.07	159%	0.7927	0.7940	100%	8.00%

[1]

The final level for each basket component that is an index is equal to the arithmetic average of the closing level of such index on each averaging date, as determined by the calculation agent. For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

[2]

The final rate for each basket component that is a currency exchange rate is equal to the arithmetic average of the currency exchange rate on each averaging date, determined as described under “Description of the Reference Asset.” For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

FWP–4

In example 3, the final level of each of the indices has increased compared to the initial level, and the final rate of each of the basket currencies is equal to the initial rate.

The final basket level is calculated as follows:

100 × [(150% × 33% × 100%) + (155% × 24% × 100%) + (140% × 21% × 100%) + (151% × 14% × 100%) + (159% × 8% × 100%)] = 150

The basket return is calculated as follows:

150 -100	= 50%
100

Because the basket return of 50.00% exceeds the hypothetical maximum return of 49.00%, the investor receives a payment at maturity of $1,490.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 4: The basket level increases from an initial basket level of 100 to a final basket level of 102.50.

	Initial Level	Final Level[1]	Index Return	Initial Rate	Final Rate[2]	Currency Return	Weighting
HSCEI (HKDUSD)	12975.54	11677.99	90%	0.12829	0.14112	110%	33.00%
KOSPI2 (KRWUSD)	271.66	217.33	80%	0.0009013	0.0010816	120%	24.00%
TAMSCI (TWDUSD)	305.96	260.066	85%	0.033933	0.050472	149%	21.00%
HSI (HKDUSD)	23158.67	16211.07	70%	0.12829	0.16678	130%	14.00%
SIMSCI (SGDUSD)	362.94	272.21	75%	0.7927	0.9909	125%	8.00%

[1]

The final level for each basket component that is an index is equal to the arithmetic average of the closing level of such index on each averaging date, as determined by the calculation agent. For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

[2]

The final rate for each basket component that is a currency exchange rate is equal to the arithmetic average of the currency exchange rate on each averaging date, determined as described under “Description of the Reference Asset.” For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

In example 4, the final level of each of the indices has decreased as compared to the initial level, and the final rate of each of the basket currencies has appreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 × [(90% × 33% × 110%) + (80% × 24% × 120%) + (85% × 21% × 149%) + (70% × 14% × 130%) + (75% × 8% × 125%)] = 102.50

The basket return is calculated as follows:

102.50 -100	= 2.50%
100

FWP–5

Because the final basket level of 102.50 is greater than the initial basket level of 100 and the basket return of 2.50% does not exceed the hypothetical maximum return of 49.00%, the investor receives a payment at maturity of $1,025 per $1,000 principal amount Note calculated as follows:

Example 5: The basket level neither increases nor decreases resulting in a final basket level of 100.

	Initial Level	Final Level[1]	Index Return	Initial Rate	Final Rate[2]	Currency Return	Weighting
HSCEI (HKDUSD)	12975.54	14273.09	110%	0.12829	0.11409	89%	33.00%
KOSPI2 (KRWUSD)	271.66	325.99	120%	0.0009013	0.0007210	80%	24.00%
TAMSCI (TWDUSD)	305.96	382.450	125%	0.033933	0.028843	85%	21.00%
HSI (HKDUSD)	23158.67	24316.6	105%	0.12829	0.12188	95%	14.00%
SIMSCI (SGDUSD)	362.94	508.12	140%	0.7927	0.5945	75%	8.00%

[1]

The final level for each basket component that is an index is equal to the arithmetic average of the closing level of such index on each averaging date, as determined by the calculation agent. For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

[2]

The final rate for each basket component that is a currency exchange rate is equal to the arithmetic average of the currency exchange rate on each averaging date, determined as described under “Description of the Reference Asset.” For risk considerations relating to averaging dates, see “Selected Risk Considerations—The Payment at Maturity on Your Notes is Not Based on the Levels of the Basket Components At Any Time Other than the Averaging Dates” in this free writing prospectus.

In example 5, the final level of each of the indices has increased as compared to the initial level, and the final rate of each of the basket currencies has depreciated relative to the U.S. dollar.

The final basket level is calculated as follows:

100 × [(110% × 33% × 89%) + (120% × 24% × 80%) + (125% × 21% × 85%) + (105% × 14% × 95%) + (140% × 8% × 75%)] = 102.50

The basket return is calculated as follows:

100.00 -100	= 0.00%
100

Because the final basket level of 100.00 is equal to the initial basket level of 100, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The averaging dates, maturity date, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof ”, and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”, “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide you with exposure to any increases in the levels of the index and appreciation of the reference currencies against the U.S. dollar on each of the averaging dates, up to the maximum return on the Notes of 49.00%, or $1,490.00 for every $1,000 principal amount Note. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final basket level, as compared to the initial basket level. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

FWP–6

•

Diversification Among the Basket Components—The return on the Notes is linked to a weighted basket consisting of five indices—the Hang Seng China Enterprises Index, the Korea Composite Stock Price Index 200, the MSCI Taiwan Price Index, the Hang Seng Index and the MSCI Singapore Free Price Index—and the exchange rates of the Hong Kong dollar, the Korean won, the Singapore dollar and the Taiwan dollar, each with respect to the U.S. dollar. For additional information about each basket component, see the information set forth under “Description of the Reference Asset” herein.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or any of the stocks or currencies comprising the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

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•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

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“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies” and

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“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

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Your Investment in the Notes May Result in No Return at Maturity—The return on the Notes at maturity is linked to the performance of the basket components and will depend on whether, and the extent to which, the final basket level is greater than or less than the initial basket level. If the basket return is not positive (i.e., the final basket level is less than or equal to the initial basket level), you will not receive a payment at maturity of more than the principal amount of your Notes.

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Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final basket level is greater than the initial basket level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the maximum return 49.00% (149.00% per of the principal amount of the Notes), regardless of the appreciation of the basket, which may be significant.

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Notes Bullish on the Hong Kong Dollar, the Korean Won, the Taiwan Dollar and the Singapore Dollar (the “Basket Currencies”) and Bearish on the U.S. dollar—If the Hong Kong dollar, the Korean won, the Taiwan dollar or the Singapore dollar depreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks of the indices comprising the basket would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Emerging Markets Risk—An investment linked to equity indices or currencies of emerging markets such as the Notes involves many risks beyond those involved in an investment linked to equity indices or currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Equity Market Risks—Since the basket includes equity indices, the basket may fluctuate in accordance with changes in the financial condition of the relevant issuers of the component stocks that comprise the equity indices, the value of common stocks generally and other factors. The financial condition of the issuers of the component stocks that comprise the equity indices may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the level of the equity indices and thus in the market value of the Notes. Common stocks are susceptible to general equity market fluctuations, to speculative trading by third parties and to volatile increases and decreases in value as market confidence in and perceptions regarding the security or securities comprising the equity indices change. Investor perceptions regarding the issuer of an equity security comprising an equity index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises.

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Foreign Exchange Risk—The price relationship between two different currencies may be highly volatile and varies based on a number of interrelated factors, including the supply and demand for each currency, political, economic, legal, financial, accounting and tax matters and other actions that we cannot control. Relevant factors include, among other things, the possibility that exchange controls could be imposed or modified, the possible imposition of other regulatory controls or taxes, the overall growth and performance of the local economies, the trade and current account balance between the relevant countries, market interventions by the central banks, inflation, interest rate levels, the performance of the global stock markets, the stability of the relevant governments and banking systems, wars, major natural disasters and other foreseeable and unforeseeable events. In addition, the value of a currency may be affected by the operation of, and the identity of persons and entities trading on, interbank and interdealer foreign exchange markets. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes and the amount you will receive at maturity.

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Actions of Sovereign Governments—Currency exchange rates of most economically developed nations are “floating”, meaning the rate is permitted to fluctuate in value. However, governments, from time to time, may not allow their currencies to float freely in response to economic forces. Moreover, governments, including those of the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the currency exchange rates of their respective currencies. Governments also may issue a new currency to replace an existing currency or alter the currency exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, their value and the amount of principal or other amounts payable on your Notes could be affected by the actions of sovereign governments which could change or interfere with currency valuation and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that currency exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of any other development affecting the relevant currencies.

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Non-U.S. Securities Markets Risks—The component stocks of the indices comprising the basket are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such indices, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the indices comprising the basket will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Averaging Dates—The final basket level will be based solely on the closing levels of the indices and currency exchange rates comprising the reference asset as of the averaging dates (subject to adjustments as described in the prospectus supplement). Therefore, if the level of one or more of the basket components drops precipitously on any of the averaging dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the levels of the basket components at a time prior to such drop. Although the levels of one or more of the basket components on the maturity date or at other times during the life of your Notes may be higher than such levels on the averaging dates, you will not benefit from the levels of the basket components at any time other than the averaging dates.

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Any of the Underlying Equity Indices May be Discontinued or Modified—There can be no assurances that the underlying equity indices will continue or the method by which the underlying indices are calculated will remain unchanged. Changes in the method by which the underlying indices are calculated could change the level of the relevant basket component and, as a consequence, adversely affect the amounts payable on your Notes and the market value of your Notes. In addition, if any of the underlying equity indices are discontinued or altered, a substitute underlying index may be employed to calculate the amounts payable on your Notes. This substitution may adversely affect the market value of the Notes. Further, the sponsors of underlying equity indices can add, delete or substitute the instruments comprising the underlying equity indices or make other methodological changes that could adversely change the levels of the underlying equity indices, and therefore, the

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market value of the Notes. You should realize that changes in the components of the underlying equity indices may affect the underlying indices, as a newly added instrument or instruments may perform significantly better or worse than the instrument or instruments it replaces. The issuer has no control over the way the underlying equity indices are calculated by the sponsors.

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Changes in Levels and Rates of the Basket Components May Offset Each Other—The Notes are linked to a weighted basket composed of five equity indices and four currency exchanges rates as described herein. Where the final level or final rate (as applicable) of one of the basket components increases relative to its initial level or initial rate, the final level or final rate of another basket component may not increase by the same amount or may even decline. Therefore, in calculating the final basket level, increases in one of the basket components may be moderated, or offset, by lesser increases or declines in another basket component. This effect is further amplified by the differing weights of the basket components. Moreover, the possibility of this effect arising is enhanced by virtue of the fact that the basket is comprised of basket components from multiple asset classes (i.e., foreign exchange rates and equity indices).

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Our Right to Use the Equity Indices May Be Suspended or Terminated—We have been granted, or will be granted, a non-exclusive right to use the equity indices described herein and related trademarks or service marks in connection with the Notes. If we breach our obligations under any license, the sponsors with respect to the equity index or equity indices to which such license relates may have the right to terminate the license. If the sponsors choose to terminate their license agreement, we may no longer have the right under the terms of the license agreement to use the equity index and related trademarks or service marks in connection with the Notes until their maturity. If our right to use any equity index is suspended or terminated for any reason, it may become difficult for us to determine the level of the equity index and consequently the amounts payable on your Notes. The calculation agent in this case will determine the final level for such equity index in its sole discretion.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	The expected demand or supply for the basket components;

•	the expected volatility of the basket components;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying each basket component that is an index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the dollar and the basket currencies; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The return on the Notes is linked to a weighted basket consisting of the five indices and four currency exchange rates described below.

The Hang Seng China Enterprises Index tracks the performance of all the Hong Kong listed H-Shares of Chinese enterprises. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China. For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng China Enterprises Index” in the index supplement. The KOSPI 200 is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 90% of the market capitalization of the Korean Exchange-Stock Market. For additional information about the KOSPI 200, see the information set forth under “Non-Proprietary Indices—Equity Indices—KOSPI 200” in the index supplement. The MSCI Taiwan Price Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan. The MSCI Singapore Free Price Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. For additional information about the MSCI Taiwan Price Index and the MSCI Singapore Free Price Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement. The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to be an indicator of the performance of the Hong Kong stock market. For additional information about the Hang Seng Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng Index” in the index supplement.

The currency exchange rates on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent in accordance with the following:

(a)	where the currency exchange rate is “HKDUSD”, the U.S dollar per Hong Kong dollar exchange rate, which is one divided by USDHKD, the Hong Kong dollar per U.S. dollar exchange rate which appears on Reuters Screen “HKD=” at approximately 4 p.m. Hong Kong time, on the relevant date;

(b)	where the currency exchange rate is “KRWUSD”, the U.S dollar per South Korean won dollar exchange rate, which is one divided by USDKRW, the South Korean won per U.S. dollar exchange rate reported by the Korea Financial Telecommunications and Clearing Corporation, which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on the relevant date or as soon thereafter as practicable, but in no event later than 9:00 a.m., Seoul time, on the first business day following the relevant date;

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(c)	where the currency exchange rate is “TWDUSD”, the U.S dollar per Taiwan dollar exchange rate, which is one divided by USDTWD, the Taiwan dollar per U.S. dollar exchange rate for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” as of 11:00 a.m. Taipei time, on the relevant date; and

(d)	where the currency exchange rate is “SGDUSD”, the U.S dollar per Singapore dollar exchange rate, which is one divided by USDSGD, the Singapore dollar per U.S. dollar exchange rate which appears on Reuters Page ABSIRFIX01 at approximately 11:30 a.m. Singapore time, on the relevant date.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily closing levels from January 7, 2002 through March 25, 2011. On March 25, 2011, the closing level of the Hang Seng China Enterprises Index was 12975.54, the closing level of the Korea Composite Stock Price Index 200 was 271.66, the closing level of the MSCI Taiwan Price Index was 305.96, the closing level of the Hang Seng Index was 23158.67 and the closing level of the MSCI Singapore Free Price Index was 362.94. Also on March 25, 2011, the currency exchange rates (based on the daily, closing spot exchange rates from Bloomberg, L.P.) were as follows: 0.12829 in respect of HKDUSD, 0.0009013 in respect of KRWUSD, 0.033933 in respect of TWDUSD, and 0.7927 in respect of SGDUSD.

We obtained the basket components closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket components closing levels on any of the averaging dates. We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $30 per $1,000 principal amount Note.

Delivery of the Notes may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, the Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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